Exhibit 99.1

ChampionX Announces CFO Leadership Transition

THE WOODLANDS, TX, January 19, 2021 - ChampionX Corporation (NASDAQ: CHX) (the “Company” or “ChampionX”) today announced that after a 35-year career in financial leadership roles, Jay A. Nutt is retiring from his position as Senior Vice President and Chief Financial Officer of the Company. Jay will transition from his role as CFO effective February 1, 2021, but will remain with the Company as an advisor through the second quarter of this year to ensure a smooth transition. The Company has appointed Kenneth M. Fisher as Executive Vice President and CFO effective February 1, 2021.

“I want to personally thank Jay for his leadership and important contributions to our organization over the last several years as we became a standalone publicly traded company and later completed our successful transformational merger with ChampionX during a challenging period for our energy industry. Jay has been a trusted business partner and I wish him the very best in his next chapter of life,” said Sivasankaran “Soma” Somasundaram, ChampionX’s President and Chief Executive Officer.

“It has been a privilege to serve as ChampionX’s CFO and be part of such a purpose-driven company. With ChampionX’s strategic business portfolio, talented leadership team and strong financial position, I am very confident that the Company is well positioned for continued success,” said Mr. Nutt.

Mr. Somasundaram continued, “We are very excited about Ken joining our executive team. Ken comes to the CFO role at ChampionX already having a deep understanding of our businesses, strategy, and organization. His extensive business, strategy, and financial management expertise across the global energy value chain coupled with his strong leadership made him an excellent choice as we executed on our succession plans. Ken will be joining at a time of great potential for our business as we reap the benefits of the merger integration and continue strong execution on our operating plans and financial goals.”

“I am very excited to join the leadership team of ChampionX. Over the last three years, I have had the privilege of serving on the ChampionX Board of Directors and getting to know Soma and his leadership team. ChampionX is a purpose-driven, industry leading company with exciting opportunities, superior leadership, and a great culture,” said Mr. Fisher.

Mr. Fisher served as the Executive Vice President and Chief Financial Officer of Noble Energy Inc., an oil and natural gas exploration and production company, from 2009 until its acquisition by Chevron in October 2020. He also served as Chair of the Board of Noble Midstream Partners (NASDAQ: NBLX) from 2016 until October 2020. Before joining Noble Energy, he served in a number of senior leadership roles at Shell, including as Executive Vice President of Finance for Upstream Americas, Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague, Executive Vice President of Strategy and Portfolio for Global Downstream in London, and Chief Financial Officer of Shell Oil Products U.S. Prior to joining Shell in 2002, Mr. Fisher held senior finance positions within business units of General Electric Company. He has also served on the ChampionX Board of Directors and as Chairman of the Audit Committee of the Board since 2018. Mr. Fisher will resign from the Board effective February 1, 2021.

About ChampionX

ChampionX (formerly known as Apergy Corporation) is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. ChampionX’s products provide efficient functioning throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Investor Contact: Byron Pope

byron.pope@championx.com

281-602-0094

Media Contact: John Breed

john.breed@championx.com

281-403-5751

2